Incyte
1801 Augustine Cut-Off
Wilmington, DE 19803

302.498.6700
incyte.com

                                    REVISED

                                    March 17, 2026

Via email to [***]
Suketu Upadhyay
[***]

Dear Suketu,

    It is with great pleasure that we offer you the position of Executive Vice President & Chief Financial Officer at Incyte Corporation (Incyte). In this position, you will report directly to Bill Meury, President & Chief Executive Officer. The terms of this offer are set forth in this letter. If the terms discussed below and in the attachments are acceptable to you after your careful review, please sign this letter where indicated below and return it to [***]

1.Compensation. Your initial bi-weekly salary will be $32,692.00 (annualized at $850,000.00), subject to appropriate tax withholdings and deductions. As an exempt employee, you will not be entitled to overtime pay and your salary is intended to cover all hours worked including any hours worked that exceed forty (40) hours in a workweek or overtime as otherwise defined by applicable state law. Incyte processes payroll on a bi-weekly basis, with paydays on Fridays.

2.Signing Bonus. As an incentive for joining Incyte, we offer a signing bonus of $500,000.00. You agree that if you voluntarily terminate your employment or are terminated for cause within one year from your first day of employment with Incyte, you will repay this bonus amount to Incyte.

3.Incentive Compensation Plan. You are eligible to participate in the Incentive Compensation Plan (ICP) at Incyte, which is an annual cash incentive plan. Employees are assigned a "Funding Target" based on their job category as a percentage of base pay. As an Executive Vice President, your funding target is 60%. Your individual award will be based on company performance versus company goals, and your individual performance versus your individual goals. Actual awards are variable and could be more or less than your individual funding target. Your 2026 ICP will not be prorated. This cash incentive plan is subject to ongoing approval by Incyte's Board of Directors and may be modified or terminated by the Board of Directors at any time at its sole discretion.

4.Stock Plan. As an inducement material to your employment with Incyte, upon commencement of your employment, and subject to approval by the Compensation Committee of the Board of Directors, you will receive equity awards under Incyte’s 2024 Inducement Stock Incentive Plan consisting of performance shares (PSUs), stock options and restricted stock units (RSUs). The equity awards will have an aggregate grant date

Incyte
1801 Augustine Cut-Off
Wilmington, DE 19803

302.498.6700
incyte.com

value, determined in accordance with Incyte’s current equity award practices, of $5,000,000.00. Twenty-five percent (25%) of your equity awards will be in the form of performance shares, twenty-five percent (25%) of your equity will be in the form of options to purchase Incyte’s common stock and the remaining fifty percent (50%) of your equity will be in the form of restricted stock units (RSUs). The number of PSUs, stock options and RSUs shall be calculated and granted as of your employment (start) date. The specific terms and conditions of this grant, including exercise price and vesting conditions, will be set forth in an Equity Grant Agreement to be entered into between you and Incyte. In addition to the New Hire Award, and subject to approval by the Compensation Committee of the Board of Directors on an annual basis, you may be eligible for an annual equity grant award (which will not be prorated) with a target value of $4,500,000.00 based on your current role.

5.Benefits. Effective on your first day of employment, you and your dependents will be eligible for employee benefits consistent with Incyte's practices, benefit plans and/or Incyte policies, as they currently exist and as they may be modified in Incyte's discretion. The premium costs of these benefits for employees are currently being paid by Incyte. As a new hire, you will accrue five (5) days (40 hours) of PTO for the calendar quarter in which you begin employment with Incyte. You are also eligible to participate in Incyte's 40l(k) plan beginning on your first day of employment.
6.Pre-Employment Checks. Employment with the Company is contingent upon your successful completion of the Company's lawful pre-employment checks. Consideration of any background check will be tailored to the requirements of the job as well as any limitations pursuant to applicable law. By signing below, you acknowledge that you will execute any necessary consents to perform such checks.

7.Work Rules and Policies. During your employment, you will be subject to all policies, rules and regulations applicable to employees of Incyte, as they currently exist and subject to any future modifications in Incyte's discretion including, without limitation, maintaining the confidential proprietary information of Incyte. The requirement that you maintain as confidential proprietary information of Incyte shall extend beyond termination of your employment.

8.Representations and Warranties of Employee. In accepting this offer, you are representing that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with Incyte (for example, you are not subject to any non-compete, non-solicitation, or non-disclosure agreements with any third-party), (b) you do not know of any conflict which would restrict in any way your employment with Incyte, and (c) you have not and will not bring with you to your employment at Incyte any documents, data, property, records or confidential information belonging to former employers or other third-parties. You further agree to indemnify and hold Incyte harmless from and against any claims, damages, liabilities, or expenses, including attorneys' fees, if at any time your representations in this regard shall cease to be true and accurate. You further represent and warrant that all information provided to Incyte during your application for employment, including your application and resume, is true and correct.

Incyte
1801 Augustine Cut-Off
Wilmington, DE 19803

302.498.6700
incyte.com
9.At-Will Employment. This letter is merely a summary of the principal terms of our employment offer and is not a contract of employment for any definite period of time and does not otherwise confer any contractual rights whatsoever. Unless otherwise provided by applicable law, your employment will be "at will," and as such you will be free to leave employment with Incyte at any time. Similarly, Incyte may terminate your employment at any time for any or no reason, with or without cause or notice. At-will status only may be modified on an individual or collective basis via a written contract or agreement signed by you.

10. Acceptance. If you wish to accept employment at Incyte under the terms set forth in this letter and in the attached Confidential Information and Invention Assignment Agreement, please sign and date this letter and the enclosed documents and return them to us as described above.

Incyte
1801 Augustine Cut-Off
Wilmington, DE 19803

302.498.6700
incyte.com

This letter supersedes any prior or subsequent oral or written representations regarding the terms of potential employment with Incyte. By signing below, you acknowledge that you are not relying on any representations other than those set forth in this letter.

We look forward to your favorable reply and to working with you at Incyte.

Sincerely,

/s/ Bill Meury
Bill Meury
President & Chief Executive Officer
Incyte Corporation

/s/ Soni Basi
Soni Basi, Ph.D.
Executive Vice President & Chief Human Resources Officer
Incyte Corporation

Reviewed, agreed and accepted:

By:    /s/ Suketu Upadhyay
Name: Suketu Upadhyay

Dated: March 27, 2026

I will be available to report to work on Monday, May 4, 2026.

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